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                 August 26, 2020

       Timothy A. Messner
       Executive Vice President and General Counsel
       DISH DBS Corporation
       9601 South Meridian Boulevard
       Englewood, Colorado 80112

                                                        Re: DISH DBS
Corporation
                                                            Registration
Statement on Form S-4
                                                            Filed August 19,
2020
                                                            File No. 333-248134

       Dear Mr. Messner:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Matthew Crispino, Staff Attorney, at (202) 551-3456 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Scott D Miller